Exhibit 10.19

LONE PINE RESOURCES INC. 2011 STOCK INCENTIVE PLAN

FORM OF

PHANTOM STOCK UNIT (RSU AWARD) AGREEMENT FOR

CANADIAN EMPLOYEE GRANTEES
(CASH ONLY)

This Phantom Stock Unit Agreement (“Agreement”) is made as of the        day of             , 20    , between Lone Pine Resources Inc., a Delaware corporation (“Lone Pine”), and                                      (the “Employee”). For purposes of this Agreement, the term “the Company” shall include Lone Pine and its Affiliates, as defined in the Lone Pine Resources Inc. 2011 Stock Incentive Plan (the “Plan”).

1.             Award.  Pursuant to the Plan, as a contingent unvested bonus for the services that the Employee has provided to the Company in Canada in [year] (the “Service Year”), Lone Pine hereby makes a grant of Phantom Stock Units (as defined below) subject to the terms and conditions contained herein and in the Plan, which is available on Lone Pine’s intranet at the following site: [                ].  The Phantom Stock Units so awarded are not in substitution for or in lieu of ordinary salary or wages of the Employee.  For paper copies of the Plan and prospectus please contact [                          ], Suite 2500, 645-7 Avenue SW, Calgary, Alberta, Canada, T2P 4G8, or call 403.        .        .

(a)           Units.  Pursuant to the Plan,          units (the “Phantom Stock Units”) shall be granted to the Employee as hereinafter provided and credited to a notional account maintained by Lone Pine in the Employee’s name, subject to certain restrictions thereon.  On the terms and conditions set out herein and in the Plan, the Phantom Stock Units shall be settled only in cash.  For greater certainty, no Phantom Stock Units shall have any value (monetary or otherwise) prior to the Vesting Date (as defined below).  The Phantom Stock Units constitute a “Phantom Stock Award” under the Plan.

(b)           Grant of Phantom Stock Units.  The Phantom Stock Units shall be granted upon acceptance hereof by the Employee.  The Employee acknowledges and agrees that this award of Phantom Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

2.             Definitions.           For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a)           “Board” shall have the meaning set forth in the Plan.

(b)           “Committee” shall have the meaning set forth in the Plan.

(c)           “Corporate Change” shall mean the occurrence of any one or more of the following events:

(i)            Lone Pine shall not be a surviving or continuing entity in any merger, amalgamation, consolidation or other reorganization or business combination (or survives or continues only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Lone Pine);

(ii)           Lone Pine sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Lone Pine);

(iii)          Lone Pine is to be dissolved and liquidated;

(iv)          any person or entity, including a “group” as contemplated by Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Lone Pine’s voting stock (based upon voting power); or

(v)           as a result of or in connection with a contested election of directors, the persons who were directors of Lone Pine before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, the term “Corporate Change” shall not include (1) any amalgamation, merger, consolidation or other reorganization or business combination involving solely Lone Pine and one or more previously wholly-owned subsidiaries of Lone Pine or (2) a distribution, or spin-off, of some or all of the shares of Lone Pine’s common stock beneficially owned by Forest Oil Corporation to the shareholders of Forest Oil Corporation.

(d)           “Disability” shall mean that, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of his duties for six consecutive months, and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to the Employee by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

(e)           “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.

(f)            “Involuntary Termination” shall mean any termination of the Employee’s employment with the Company which does not result from (i) a resignation by the Employee, (ii) a termination as a result of death or Disability, or (iii) a termination of the Employee’s employment by the Company by reason of the Employee’s unsatisfactory performance of his duties, to be determined by the Company in its sole discretion, or final conviction of a misdemeanor involving moral turpitude or a felony.

(g)           “Vesting Date” shall mean the date, if any, upon which the Forfeiture Restrictions Lapse pursuant to Section 3(b) below.

3.             Phantom Stock Units.  The Employee hereby accepts the Phantom Stock Units when granted and agrees with respect thereto as follows:

(a)           Forfeiture Restrictions.  The Phantom Stock Units granted hereunder may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of the Employee’s employment with the Company for any reason other than death, Disability, or Involuntary Termination, the Employee shall, for no consideration, forfeit to Lone Pine all Phantom Stock Units to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Phantom Stock Units to Lone Pine upon termination of employment are herein referred to as the “Forfeiture Restrictions.”

(b)           Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions shall lapse and cease to apply to Phantom Stock Units according to the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

Percentage of Units Vesting	Vesting Date

Notwithstanding the foregoing or any other provisions of this Agreement, the Forfeiture Restrictions shall lapse and cease to apply to all Phantom Stock Units not previously forfeited pursuant to Section 3(a) (and for which a Vesting Date has not previously occurred pursuant to the schedule above) on December 15th of the third calendar year following the Service Year, and such date shall be the Vesting Date of all such Phantom Stock Units.

Further, the Forfeiture Restrictions shall lapse and cease to apply as to all of the Phantom Stock Units then subject to the Forfeiture Restrictions, and the Vesting Date for such Phantom Stock Units shall be: (i) the date of a Corporate Change provided that the Employee has been continuously employed by the Company from the date of this Agreement to the date of such Corporate Change or (ii) the date the Employee’s employment with the Company is terminated by reason of death, Disability, or Involuntary Termination.

As soon as reasonably practicable after the Vesting Date, but in no event later than December 31st of the third calendar year following the Service Year (the “Expiry Date”), the Company will make payment in cash to the Employee of the value of the Phantom Stock Units with respect to which the Forfeiture Restrictions lapse and cease to apply as of such Vesting Date (determined in accordance with Section 3(c) below), subject to the Employee’s satisfaction of applicable taxes and other required source deductions (as described in Section 3(d) below).

If the employment of the Employee with the Company terminates prior to the lapse of the Forfeiture Restrictions, and there exists a dispute between the Employee and the Company or the Committee as to the satisfaction of the conditions to the lapse of the Forfeiture Restrictions or the terms and conditions of the grant, the Phantom Stock Units and all rights, property and interests associated therewith shall remain subject to the Forfeiture Restrictions until the resolution of such dispute, provided that, in all events, all payments made in respect of the Phantom Stock Units granted hereunder shall be made no later than the Expiry Date.

(c)           Settlement.  Settlement of vested Phantom Stock Units shall be made by payment from the Company of an aggregate amount equal to:

The product of:

*                                         the Fair Market Value (as defined in the Plan) of a share of Lone Pine’s common stock on the applicable settlement date specified by the Committee,

multiplied by:

*                                         the number of Phantom Stock Units (including fractional units) then being settled in cash.

Any cash payment in settlement of Phantom Stock Units shall be payable in Canadian dollars, determined based on the Bank of Canada noon spot rate on the Vesting Date.

Notwithstanding anything to the contrary in this Agreement, all payments made in respect of any Phantom Stock Units shall be made no later than the Expiry Date.  No amounts shall be paid on or in respect of any Phantom Stock Units granted hereunder after the Expiry Date.

(d)           Withholding of Taxes and Other Required Source Deductions.  To the extent that the receipt of the Phantom Stock Units or the settlement of Phantom Stock Units results in employment income, compensation income, wages or other taxable income to the Employee for federal, state, provincial or local tax purposes, the Employee shall deliver to the Company at the time of such receipt or settlement, as the case may be, such amount of money (in Canadian dollars) as the Company may require to ensure that it can comply with its withholding obligations under applicable tax laws or regulations.  The Company is authorized to deduct and withhold from the amount of any cash payment to the Employee hereunder the amount of any tax or other source deductions required to be withheld by reason of employment income, compensation income, wages or other taxable income resulting under this Agreement.

(e)           Corporate Acts.  The existence of the Phantom Stock Units shall not affect in any way the right or power of the Board or the stockholders of Lone Pine  to make or authorize any adjustment, recapitalization, reorganization or other change in Lone Pine’s capital structure or its business, any merger, amalgamation, consolidation or other reorganization or business combination of Lone Pine, any issue of debt or equity securities, the dissolution or liquidation of Lone Pine or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.  Prior to the settlement date, the Committee shall have the right, in its sole discretion, to determine to make or determine not to make adjustments to any Phantom Stock Units in the event of a recapitalization, reorganization or other change in Lone Pine’s capital structure or business, or any merger, amalgamation, consolidation or other reorganization or business combination as described in the Plan.

4.             No Rights as Stockholder.  The Phantom Stock Units represent an unsecured and unfunded right to receive a payment in cash, which right is subject to the terms, conditions and restrictions set forth in this Agreement and the Plan.  Accordingly, the Employee will have no rights as a stockholder with respect to any Phantom Stock Units covered by this Agreement.

5.             Employment Relationship.  A period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of this Agreement. Without limiting the scope of the preceding sentence, it is expressly provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs the Employee.  Nothing in the adoption of the Plan, nor the award of Phantom Stock Units thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.  The Employee waives any and all right to compensation or damages in consequence of termination of employment (whether lawfully or unlawfully) or otherwise whatsoever insofar as those rights arise or may arise from the Employee’s ceasing to have rights under or be entitled to receive any cash payment under the Plan as a result of such termination of employment or pursuant to Section 3(a) of this Agreement.

6.             Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Phantom Stock Units.

7.             Resolution of Disputes.  As a condition of the granting of the Phantom Stock Units hereby, the Employee and the Employee’s heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, the Employee, the Employee’s heirs, personal representatives and successors or any person or entity claiming through any of them.

8.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor to the Company and all persons lawfully claiming under the Employee.

9.             Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and Lone Pine with respect to the subject matter of this Agreement.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of Lone Pine who is expressly authorized by Lone Pine to execute such document.  Any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of Lone Pine.

10.           Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of Lone Pine, such notices or communications shall be effectively delivered if sent by registered or certified mail to Lone Pine at its principal executive offices.

11.           Clawback.  Notwithstanding any provisions in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the United States Dodd-Frank Wall Street Reform and Consumer Protection Act or any United States Securities and Exchange Commission rule.

12.          Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, Lone Pine has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

LONE PINE RESOURCES INC.

By:
[name]
[title]

EMPLOYEE

[Employee Name]